Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Per Share Net Income and Core

Operating Income of $5.07 and $2.52, Respectively, Including Net

Catastrophe Losses Per Share of $1.26 Versus $0.44 Prior Year;

Consolidated Net Premiums Written Up 8.6%, with Commercial

P&C Lines Globally Up 15.6%

•	Net income was $2.30 billion versus $252 million prior year, and core operating income was $1.14 billion versus $1.22 billion prior year.

•

P&C net premiums written were up 9.7% globally, comprising 15.6% positive growth in commercial P&C lines and 2.5% negative growth in consumer lines. Foreign exchange had a positive impact on P&C net premiums written growth of 1.6 percentage points in the quarter.

•

The P&C combined ratio was 91.8% compared with 89.1% prior year. P&C current accident year underwriting income excluding catastrophe losses was up 26.1%, leading to a P&C current accident year combined ratio excluding catastrophe losses of 85.2% compared with 87.5% prior year. The 2.3 percentage points of margin improvement comprised 1.0 percentage point in the loss ratio and 1.3 percentage points in the expense ratio.

•

Pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $700 million and $570 million, respectively, compared with $237 million and $199 million, respectively, prior year. The current quarter included $657 million pre-tax of storm losses in the U.S. There was no change to the previously reported aggregate P&C COVID-19 losses, the majority of which remains as incurred but not reported (IBNR).

•	Pre-tax net investment income was $863 million compared with $861 million prior year, and adjusted net investment income was $930 million compared with $917 million prior year.

•	Annualized return on equity (ROE) and core operating ROE were 15.5% and 8.2%, respectively. Annualized core operating return on tangible equity was 12.8%.

ZURICH – April 27, 2021 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2021 of $2.30 billion, or $5.07 per share, compared with $252 million, or $0.55 per share, for the same quarter last year. Core operating income was $1.14 billion, or $2.52 per share, compared with $1.22 billion, or $2.68 per share, for the same quarter last year. Book and tangible book value per share decreased 0.4% and 0.6%, respectively, from December 31, 2020 and now stand at $131.37 and $87.16, respectively. Book value was unfavorably impacted by total after-tax net realized and unrealized losses of $737 million, including a $1.1 billion loss in the investment portfolio, principally due to rising interest rates, partially offset by a gain of $275 million in the company’s variable annuity reinsurance portfolio.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)
	2021	2020	Change	2021	2020	Change
Net income	$2,300	$252	NM	$5.07	$0.55	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	16	22	(27.3)%	0.04	0.05	(20.0)%
Adjusted net realized (gains) losses, net of tax	(1,174)	946	NM	(2.59)	2.08	NM
Core operating income, net of tax	$1,142	$1,220	(6.4)%	$2.52	$2.68	(6.0)%

For the three months ended March 31, 2021 and 2020, the tax expenses (benefits) related to the table above were $(5) million for amortization of fair value adjustment of acquired invested assets and long-term debt for both periods; $133 million and $(17) million, respectively, for adjusted net realized gains and losses; and $210 million and $237 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had another very good quarter with excellent commercial premium revenue growth globally, double-digit renewal rate change in our commercial P&C businesses, and further expansion of our underwriting margins. Core operating income was $2.52 per share and net income per share was $5.07. Though it was an active quarter for natural catastrophes, we published an excellent combined ratio of 91.8%, while excluding catastrophes, current accident year underwriting income was up over 26%, leading to a world-class combined ratio of 85.2%. Margin improvement from both the loss and expense ratios was broad based.

“Our commercial P&C businesses globally continued to capitalize on favorable underwriting conditions. P&C net premiums were up 9.7% globally, with commercial lines up over 15.5%. Foreign exchange contributed 1.6 points to this outstanding result. Rates continued to increase and varied by line, averaging about 14.5% globally. From what we can see, I am confident these market conditions will endure. Frankly, they are a continued and rational response to the loss environment and years of industry underpricing.

“Our consumer lines globally remain impacted by the pandemic’s effects on travel and other business and consumer-related activity, with net premiums down 2.5%. We see early signs of recovery and, in fact, our personal lines division globally reported modest growth in the quarter. We expect growth to improve as the year goes along.

“Our organization is focused, energized and mission-driven. We are leaning into the current favorable underwriting conditions, growing exposure and expanding margins. We have all of the capabilities in place to grow our company profitably while increasing shareholder value.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2021 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2021	Q1 2020	Change
P&C
Net premiums written (increase of 8.1% in constant dollars)	$8,042	$7,332	9.7%
Commercial P&C (increase of 13.9% in constant dollars)	$5,707	$4,938	15.6%
Consumer P&C (decrease of 3.9% in constant dollars)	$2,335	$2,394	(2.5)%
Underwriting income	$622	$778	(20.0)%
Combined ratio	91.8%	89.1%
Current accident year underwriting income excluding catastrophe losses	$1,130	$897	26.1%
Current accident year combined ratio excluding catastrophe losses	85.2%	87.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 7.9% in constant dollars)	$7,859	$7,175	9.5%
Commercial P&C (increase of 13.8% in constant dollars)	$5,524	$4,781	15.5%
Consumer P&C (decrease of 3.9% in constant dollars)	$2,335	$2,394	(2.5)%
Underwriting income	$612	$764	(19.8)%
Combined ratio	91.9%	89.2%
Current accident year underwriting income excluding catastrophe losses	$1,114	$889	25.4%
Current accident year combined ratio excluding catastrophe losses	85.2%	87.4%

North America Agricultural Insurance
Net premiums written	$183	$157	16.5%
Underwriting income	$10	$14	(30.2)%
Combined ratio	90.9%	84.8%
Current accident year underwriting income excluding catastrophe losses	$16	$8	88.8%
Current accident year combined ratio excluding catastrophe losses	84.7%	90.9%

•	Consolidated net premiums earned increased 5.5%. P&C net premiums earned increased 6.5%, comprising positive growth of 11.3% in commercial P&C lines and negative growth of 2.8% in consumer lines.

•

Total P&C pre-tax and after-tax catastrophe losses were $700 million (9.1 percentage points of the combined ratio) and $570 million, respectively, compared with $237 million (3.3 percentage points of the combined ratio) and $199 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $192 million (2.5 percentage points of the combined ratio) and $156 million, respectively, compared with $118 million (1.7 percentage points of the combined ratio) and $94 million, respectively, last year.

•

The Global P&C current accident year combined ratio excluding catastrophe losses decreased 2.2 percentage points, with 0.9 percentage point of the margin improvement loss ratio-related from earned rate exceeding loss cost trends. The expense ratio improvement was 1.3 percentage points, including 0.7 percentage point in the acquisition cost ratio, principally due to less consumer and more commercial premium.

•	Pre-tax adjusted net investment income of $930 million was above the guidance range principally due to increased call activity in the company’s corporate bond portfolio.

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Chubb Limited News Release

•

Realized mark-to-market gains on private equities of $424 million after tax, which are not a component of the company’s net investment income nor core operating income, would have increased core operating income by $0.93 per share and annualized core operating ROE by 3.1 percentage points.

•	Operating cash flow was $2.11 billion.

•	Share repurchases totaled $519 million during the quarter at an average purchase price of $166.75 per share.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2021 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2021	Q1 2020	Change
Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$4,945	$4,516	9.5%
Commercial P&C	$3,687	$3,213	14.8%
Consumer P&C	$1,258	$1,303	(3.5)%
Combined ratio	91.7%	85.8%
Current accident year combined ratio excluding catastrophe losses	82.9%	85.2%

North America Commercial P&C Insurance
Net premiums written	$3,664	$3,252	12.7%
Commercial P&C excluding A&H	$3,504	$3,056	14.7%
Major accounts retail and excess and surplus (E&S) wholesale	$2,004	$1,706	17.4%
Middle market and small commercial	$1,500	$1,350	11.1%
Accident and health (A&H)	$160	$196	(18.5)%
Combined ratio	90.6%	86.8%
Current accident year combined ratio excluding catastrophe losses	84.2%	86.5%

North America Personal P&C Insurance
Net premiums written	$1,098	$1,107	(0.8)%
Net premiums written adjusted for reinstatement premiums			1.3%
Combined ratio	95.1%	83.0%
Current accident year combined ratio excluding catastrophe losses	78.6%	81.2%

North America Agricultural Insurance
Net premiums written	$183	$157	16.5%
Combined ratio	90.9%	84.8%
Current accident year combined ratio excluding catastrophe losses	84.7%	90.9%

Overseas General Insurance
Net premiums written (increase of 7.1% in constant dollars)	$2,890	$2,598	11.2%
Commercial P&C (increase of 15.2% in constant dollars)	$1,813	$1,507	20.3%
Consumer P&C (decrease of 4.2% in constant dollars)	$1,077	$1,091	(1.3)%
Combined ratio	88.7%	93.5%
Current accident year combined ratio excluding catastrophe losses	87.6%	89.8%

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Chubb Limited News Release

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.3 percentage points, including a 0.8 percentage point decrease in the loss ratio and a 1.5 percentage point decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.6 percentage points, including a 1.9 percentage point decrease in the loss ratio and a 0.7 percentage point decrease in the expense ratio.

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 6.2 percentage points, reflecting strong underlying results from Chubb Agribusiness.

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.2 percentage points, including a 0.9 percentage point decrease in the loss ratio and a 1.3 percentage point decrease in the expense ratio.

•

Global Reinsurance: Net premiums written were $207 million, down 5.1%. The combined ratio was 96.4% compared with 76.1% prior year. The current accident year combined ratio excluding catastrophe losses was 78.0% compared with 80.0% prior year.

•	Life Insurance: Net premiums written were $620 million, down 3.8%. Segment income was $104 million, up 11.2%. International life insurance segment income was $52 million, up 15.9%.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2021, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 28, 2021 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-394-8218 (within the United States) or 323-794-2588 (international), passcode 3276681. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, May 12, 2021 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted for reinstatement premiums are net premiums written in Q1 2021 adjusted to exclude the year-over-year impact of $23 million of reinstatement premiums in the North America Personal P&C insurance segment. We believe these measures are meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $26 million in Q1 2021 and including investment income of $41 million in Q1 2021 from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses) and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the

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Chubb Limited News Release

underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt due to the size and complexity of this acquisition. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 26-30 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2021 performance and the impact of the COVID-19 pandemic, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2021	December 31 2020

Assets
Investments	$118,979	$118,669
Cash	1,684	1,747
Insurance and reinsurance balances receivable	10,573	10,480
Reinsurance recoverable on losses and loss expenses	15,914	15,592
Goodwill and other intangible assets	21,161	21,211
Other assets	23,666	23,075

Total assets	$191,977	$190,774

Liabilities
Unpaid losses and loss expenses	$69,255	$67,811
Unearned premiums	18,040	17,652
Other liabilities	45,606	45,870

Total liabilities	$132,901	$131,333

Shareholders’ equity
Total shareholders’ equity	59,076	59,441

Total liabilities and shareholders’ equity	$191,977	$190,774

Book value per common share	$131.37	$131.88
Tangible book value per common share	$87.16	$87.69
Book value per common share excluding cumulative translation losses (1)	$134.96	$135.51
Tangible book value per common share excluding cumulative translation losses (1)	$89.73	$90.24

(1)	Cumulative translation losses were $1.6 billion in both 2021 and 2020 ($1.1 billion on tangible and $0.5 billion on intangible net assets for both periods).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2021	2020
Gross premiums written	$10,545	$9,752
Net premiums written	8,662	7,977
Net premiums earned	8,221	7,794
Losses and loss expenses	5,053	4,485
Policy benefits	167	129
Policy acquisition costs	1,665	1,615
Administrative expenses	744	741
Net investment income	863	861
Net realized gains (losses)	887	(958)
Interest expense	122	132
Other income (expense):
Gains (losses) from separate account assets	4	(56)
Other	486	1
Amortization of purchased intangibles	72	73
Income tax expense	338	215

Net income	$2,300	$252

Diluted earnings per share:
Net income	$5.07	$0.55
Core operating income	$2.52	$2.68

Weighted average diluted shares outstanding	453.3	454.5

P&C combined ratio
Loss and loss expense ratio	63.7%	59.8%
Policy acquisition cost ratio	19.5%	20.0%
Administrative expense ratio	8.6%	9.3%

P&C combined ratio	91.8%	89.1%

P&C underwriting income	$622	$778

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